     As filed with the Securities and Exchange Commission on May 17, 2001
                                                 Registration No. _____-________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                SONICWALL, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            California                                      77-0270079
    (State or Other Jurisdiction                         (I.R.S. Employer
   of Incorporation or Organization)                  Identification Number)

                              1160 Bordeaux Drive
                              Sunnyvale, CA 94089
                                (408) 745-9600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Sreekanth Ravi
               Chairman of the Board and Chief Executive Officer
                                SonicWALL, Inc.
                              1160 Bordeaux Drive
                          Sunnyvale, California 94089
                                (408) 745-9600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

     The Commission is requested to send copies of all communications to:

                            Gregory K. Miller, Esq.
                             Kevin A. Lucas, Esq.
                            Natalie A. Kaniel, Esq.
                           Gunderson Dettmer Stough
                     Villeneuve Franklin & Hachigian, LLP
                            155 Constitution Drive
                         Menlo Park, California 94025
                                (650) 321-2400

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ____________________________________

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum Offering
     Title of each class of        Amount to be              Price               Proposed Maximum Aggregate        Amount of
 Securities to be Registered        Registered          per Security(1)               Offering Price(1)         Registration Fee

Common Stock, no par value         651,789 shares     $16.67                      $10,865,322.63                  $2,716.33
--------------------------------------------------------------------------------------------------------------------------------

(1) The price of $16.67 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 16, 2001 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   Subject to Completion, dated May 17, 2001


                                651,789 Shares

                                    [LOGO]

                                 Common Stock

                             --------------------

  The selling shareholders listed on pages 13-14 are offering and selling an aggregate of 651,789 shares of our common stock under this prospectus.

  The selling shareholders may offer their SonicWALL stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

  All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares by the selling shareholders.

  Our common stock is traded on The Nasdaq National Market under the symbol "SNWL." On May 16, 2001, the closing price of the common stock on The Nasdaq National Market was $17.87 per share.

  You should carefully review the discussion in the section entitled "Risk Factors" beginning on page 4.


                             --------------------


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             --------------------


                The date of this prospectus is __________ , 2001


  The information in this prospectus is not complete and may be changed. Selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                 Page

Summary........................................     3
Recent Developments............................     3
Risk Factors...................................     4
Cautionary Note On Forward-Looking Statements..    12
Use Of Proceeds................................    12
Selling Shareholders...........................    13
Description Of Capital Stock...................    15
Plan Of Distribution...........................    17
Legal Matters..................................    17
Experts........................................    17
Where You Can Find More Information............    18


--------------------------------------------------------------------------------

                                    SUMMARY

  You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

                                   SonicWALL

  SonicWALL, Inc. designs, develops, manufactures and sells Internet security infrastructure products designed to provide secure Internet access for our broadband customers and process secure transactions for enterprises and service providers. We believe our security appliances provide high-performance, robust, reliable, easy-to-use and affordable Internet security and virtual private networking ("VPN") functionalities. We also sell security services, anti-virus protection and content filtering services on an annual subscription basis. Our transaction security products provide high-performance secure sockets layer ("SSL") acceleration and offloading to enable service providers and enterprises to deploy e-commerce applications without degrading web site performance. We sell our products to customers in the small to medium enterprise, service provider, branch office, telecommuter and education markets. As of December 31, 2000, we had sold more than 117,000 of our Internet security appliances worldwide.

  Our SonicWALL product line provides our customers with a comprehensive integrated security solution that includes firewall, VPN, content filtering, anti-virus and SSL encryption and decryption functionality so users can enjoy affordable, secure Internet communications and conduct secure Internet transactions. We deliver plug-and-play appliance solutions that we believe are easy to install and use and minimize the purchase, installation and maintenance costs of Internet security. With current suggested retail prices ranging from $495 to $6,995, our products are designed to enable customers to reduce purchase costs and avoid hiring costly information technology personnel for Internet security. By using an embedded single purpose operating system and a hardware design without moving parts, our products maximize reliability and uptime. Our access security products can be used in networks ranging in size from 1 to 1,000 users and are fully compatible with more expensive enterprise security solutions offered by, among others, Check Point Software and Cisco Systems.

  Our SonicWALL products are sold primarily through distributors who resell our products to resellers and selected retail outlets. These resellers then sell our products to end-users.

  We initially incorporated in California in 1991 as Sonic Systems. In August 1999, we changed our name to SonicWALL, Inc. References to "we" "our" "us" and the "the Company" in this prospectus refer to SonicWALL, Inc.

  Our principal executive offices are located 1160 Bordeaux Drive, Sunnyvale, California 94089, and our telephone number is (408) 745-9600.

                              RECENT DEVELOPMENTS

  On March 6, 2001, we acquired Ignyte Technology, Inc., a provider of managed security services for application service providers and e-commerce companies, in exchange for cash, closing costs and shares of our common stock having an aggregate total value of $10,225,000, based on a five-day average beginning March 6, 2001 and ending March 10, 2001. The acquisition was accomplished pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated March 1, 2001 and amended on March 6, 2001, by and among SonicWALL, Inc., Ignyte Technology, Inc., ITI Acquisition Corporation and Jeff Stark as Shareholders' Representative.

  On March 7, 2001, we announced that we had joined Cisco Systems, Inc.'s Service Provider Solutions Ecosystem, a community of technology and deployment partners delivering products and solutions that enable service providers to accelerate time to market with packet-based services. As a content networking member of the program, we intend to provide secure sockets layer acceleration and offloading products to joint Cisco and SonicWALL customers.

                         ----------------------------

 This prospectus includes trademarks of SonicWALL, Inc. and other corporations.

                          ----------------------------

--------------------------------------------------------------------------------

                                 RISK FACTORS

  You should carefully review the following risks associated with investing in our common stock. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you as an investor may lose all or part of your investment. You should also refer to the other information set forth in this prospectus and incorporated by reference herein, including our financial statements and the related notes.

Company Risks

 We have recently entered the emerging market for broadband Internet security appliances, and we do not know if we will be successful in marketing our products to our target customers.

  We believe that many potential customers in our target markets are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for Internet security and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

  Even if we convince our target markets about the importance of and need for Internet security, we do not know if this will result in sales of our products. We currently expect that almost all of our future revenue will be generated through sales of our SonicWALL products, and related services such as subscription and license fees. Our success depends on market acceptance of our products and services.

  From our inception in 1991 through 1996, we derived substantially all of our revenue from the sale of Ethernet products for Apple Macintosh computers. In October 1997, we introduced our SonicWALL line of products, and in 1998 we made a strategic decision to concentrate our resources in the Internet security market. As a result, we stopped shipment of Ethernet products during December 1999. In 1997, 1998 and 1999 our Ethernet revenue was $9,092,000, $5,166,000 and
$1,644,000 and represented approximately 97%, 69% and 8% respectively, of our total revenue.

 Failure to successfully integrate our recent acquisitions of Phobos Corporation and Ignyte Technology could harm our business.

  We acquired Phobos Corporation on November 14, 2000. Our failure to successfully address the risks associated with our acquisition of Phobos Corporation could harm our ability to develop and market products based on the acquired technology.

  We acquired Ignyte Technology on March 6, 2001. Our failure to successfully integrate the operations and personnel of Ignyte Technology could harm our ability to realize the intended sales, engineering and technical support synergies, and it may adversely impact our ability to deliver products and solutions in connection with our participation in Cisco Systems, Inc.'s Service Provider Solutions Ecosystem.

  The success of these acquisitions will depend on our ability to:

  .  Successfully integrate and manage the operations of the acquired companies;

  .  Retain the key employees of the acquired companies;

  . Develop and market products based on the technology acquired through the acquisition of Phobos Corporation; and

  . Integrate the sales, engineering and technical support resources of Ignyte Technology.

 We may be unable to manage our growth, and if we cannot do so, it could have a material adverse effect on our business.

  Our business has grown rapidly in the last year. As of December 31, 1999, we had 73 employees. As of March 31, 2001, we had 320 employees, an increase of approximately 338%. In addition, we have experienced expansion in our manufacturing and shipping requirements, our product lines, our customer base and our end-user installed base. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. These changes have increased the complexity of managing SonicWALL, Inc. If we continue to experience significant growth, our current systems, management and resources will be inadequate, and our organization will need to grow rapidly in order to meet the demands placed on our business. If we cannot manage our growth effectively, our business prospects will be materially adversely affected.

 We do not know if we will be able to maintain profitability in the future.

  In the year ended December 31, 1999, we reported net income of $158,000, and we reported $8,747,000 in net income, or approximately 12.6% of revenue, for the year ended December 31, 2000. For the three-month period ended March 31, 2001, we incurred a loss of $5,544,000, or (22.6%) of total revenue. We do not know if we will be able to maintain profitability in the future. If we are not able to maintain profitability, your investment in our common stock may decline in value.

 Because we recently introduced our Internet security products, we cannot predict our future operating results or our future revenues from these products.

  Because from 1996 to 1998 we focused on selling Ethernet products for Macintosh computers, and in November 2000 and March 2001 we expanded our operations through the acquisitions of Phobos Corporation and Ignyte Technology, our historical financial information is of limited value in projecting future operating results. We believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance.

  Our limited three-year history of selling Internet security products is one of many factors underlying our inability to predict our revenue for a given period. We base our spending levels for product development, sales and marketing, and other operating expenses largely on our expected future revenue. A large proportion of our expenses is fixed for a particular quarter or year, and therefore, we may be unable to decrease our spending in time to compensate for any unexpected quarterly or annual shortfall in revenue. As a result, any shortfall in revenue could adversely affect our operating results.

 We depend on two major distributors for a significant amount of our revenue, and if they or others cancel or delay purchase orders, our revenue may decline and the price of our stock may fall.

  To date, sales to a limited number of distributors have accounted for a significant portion of our revenue. In 1999, Ingram Micro Inc. and Tech Data Corporation, both of which are global computer equipment and accessory distributors, accounted for approximately 34% and 12% of our revenue, respectively. In 2000, approximately 84% of our sales were to distributors. In 2000 Ingram Micro and Tech Data accounted for approximately 32% and 20% of our revenue, respectively. We cannot assure you that either of these existing customers will continue to place orders with us, that orders by these existing customers will continue at the levels of previous periods or that we will be able to obtain large orders from new customers.

  We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue. If any of our major distributors stops or delays its purchase of our products, our revenue and profitability would be adversely affected. In addition, as of December 31, 2000, Ingram Micro and Tech Data represented $5.2 million and $3.1 million, respectively, of our accounts receivable, constituting 39% and 24%, respectively, of total receivables on such date. The failure of any of these distributors to pay us in a timely manner could adversely affect our payments to suppliers and our creditworthiness, which could make it more difficult to conduct business.

  Although we have limited one-year agreements with Ingram Micro and Tech Data, these contracts are subject to termination at any time, and we do not know if these customers will continue to place orders for our products.

 If an original equipment manufacturer customer cancels, reduces or delays purchases, our revenue may decline and our business could be adversely affected.

  We currently have original equipment manufacturer ("OEM") relationships with four manufacturers including, 3Com Corporation, Com21, Inc., NetGear, Inc., and Network Associates, Inc. If we fail to sell to such OEMs in the quantities expected, or if any OEM terminates our relationship, this could adversely affect our reputation, the perception of our products and technology in the marketplace or the growth of our business, and your investment in our common stock may decline in value.

 Our sales are usually done on a purchase order basis and we have no binding purchase commitments from our distributors or original equipment manufacturers, which could result in a lack of sales.

  We sell our products to end users through distributors, resellers and original equipment manufacturers. Our success depends in large part on their performance. These customers:

  . are not obligated to purchase or market our products and can stop doing so at any time;

  .  have no exclusive arrangements with us; and

  .  are not obligated to renew their agreements with us.

 Average selling prices of our products may decrease, which may reduce our gross margins.

  The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of our products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features, or that these products, if introduced, will enable us to maintain our average selling prices and gross margins at current levels. The Company's gross margins have and will continue to be affected by a variety of factors, including competition, the mix and average selling prices of products, new product introductions and enhancements and the cost of components and manufacturing labor. We must manage each of these factors effectively for our gross margins to remain at current levels.

 We offer retroactive price protection to our major distributors and if we fail to balance their inventory with end user demand for our products, our allowance for price protection may be inadequate. This could adversely affect our results of operations.

  We provide our major distributors with price protection rights for inventories of our products held by them. If we reduce the list price of our products, our major distributors receive refunds or credits from us that reduce the price of such products held in their inventory based upon the new list price. As of December 31, 2000, we estimate that approximately $6.3 million of our products in our distributors' inventory are subject to price protection. This amount represented approximately 9.1% of our revenue for the year ending December 31, 2000. We have provided less than $100,000 of credits under our price protection policies in the past three fiscal years. Future credits for price protection will depend on the percentage of our price reductions for the products in inventory and our ability to manage the level of our major distributors' inventory. New product introductions or price reductions by us or our competitors could result in significant product price adjustments. If future price protection adjustments are higher than expected, our future results of operations could be materially adversely affected.

 Potential future acquisitions could be difficult to integrate, disrupt our business, dilute shareholder value and adversely affect our operating results.

  In November 2000 we acquired Phobos Corporation, and in March 2001 we acquired Ignyte Technology. Although we have no current plans, agreements or commitments with respect to any material acquisition, we may make additional acquisitions or investments in other companies, products or technologies in the future. We are currently in the process of integrating the operations, products and personnel of the Phobos Corporation and Ignyte Technology businesses. If we acquire other businesses in the future, we will be required to integrate the operations and products of those businesses, and we will need to train, retain and motivate the personnel of these businesses as well. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

  We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability has suffered because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

 We are dependent on international sales for a substantial amount of our revenue. We face the risks of international business and associated currency fluctuations, which might adversely affect our operating results.

  International revenue represented 32% of total revenue in 1998, 34% of total revenue in 1999 and 32% of total revenue in 2000. For the year ended December 31, 2000, revenue from Japan represented 11% of our total revenue, and revenue from all other international regions collectively represented approximately 21% of our total revenue. We expect that international revenue will continue to represent a substantial portion of our total revenue in the foreseeable future. The risks of doing business abroad include our ability to maintain distribution relationships on favorable terms. To the extent we are unable to favorably renew our distribution agreements or make alternative arrangements, revenue may decrease from our international operations. We also face risks associated with general economic conditions and regulatory uncertainties associated with our international sales. Because our sales are denominated in United States dollars, the weakness of a foreign country's currency against the dollar could increase the price of our products in such country and reduce our product unit sales by making our products more expensive in the local currency.

  We are subject to the risks of conducting business internationally, including potential foreign government regulation of our technology, political and economic instability, changes in diplomatic and trade relationships, and foreign countries' laws affecting the Internet generally.

 We rely primarily on one contract manufacturer for all of our product manufacturing and assembly, and if we cannot obtain its services, we may not be able to ship products.

  We outsource all of our hardware manufacturing and assembly primarily to one third-party manufacturer and assembly house--Flash Electronics, Inc. We do not have a long-term manufacturing contract with this vendor. Flash Electronics has produced products with acceptable quality, quantity and cost in the past, but it may be unable or unwilling to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

 Delays in deliveries from our component suppliers could cause our revenue to decline and adversely affect our results of operations.

  We outsource all of our hardware manufacturing and assembly to a single manufacturer. Our SonicWALL products incorporate certain components or technologies that are only available from single or limited sources of supply. Specifically, our products rely upon microprocessors from Motorola, Inc. and Intel Corporation and incorporate software products from third-party vendors. We do not have long-term supply arrangements with any vendor, and this may adversely affect our ability to obtain necessary components or technology for our products. If we are unable to purchase such components or maintain licenses from these suppliers, this may delay or prevent product shipments and result in a loss of sales. This could cause a loss of revenue that would adversely affect our results of operations. We may not be able to replace any of these supply sources on economically advantageous terms. In addition, our products utilize components that have in the past been subject to market shortages and price fluctuations. If we experience price increases in our product components, we will experience declines in our gross margin.

 We may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

  Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of our end-users or interrupt their operations. If that happens, affected end-users or others may sue us. In addition, we may face liability for security breaches caused by faulty installation of our products by resellers or end-users. Although we attempt to reduce the risk of such losses through contractual warranty disclaimers and liability limitations, these contractual provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in some circumstances. Defending a lawsuit, regardless of its merit, could be costly and could divert the attention of our management. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all. Our business liability insurance has no specific provisions for potential liability for Internet security breaches.

 A security breach of our internal systems or those of our customers could harm our business.

  Because we provide Internet security products and services, we may become a greater target for attacks by computer hackers. We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of Internet security occurs in our internal systems or those of our end-user customers, regardless of whether we cause the breach, it could adversely affect the market perception of our products and services. This could cause us to lose current and potential customers, resellers, distributors or other business partners.

 We may be unable to adequately protect our proprietary rights, and this may limit our ability to compete effectively.

  Unauthorized parties may misappropriate or infringe our trade secrets, copyrights, trademarks and similar proprietary rights. We have not received any patent protection for our technology or products. Even if we obtain such patents, that does not guarantee that our patent rights will be valuable, create a competitive barrier, or not be infringed. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.


 Potential intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  In the future, we may have to resort to litigation to protect our intellectual property rights or trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to:

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  .  pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  .  redesign products or services that incorporate infringing technology.

  We may face infringement claims from third parties in the future. The computer industry has seen frequent litigation over intellectual property rights. We expect that infringement claims will be more frequent for Internet participants as the number of products, services and competitors grows and functionality of products and services overlaps.

 Undetected product errors or defects could result in loss of revenue, delayed market acceptance and claims against us.

  We offer a one-year warranty on all of our products, allowing the end-user to receive a repaired or replacement product for any defective unit. Historically, refunds based on product warranty claims have been insignificant. Although we have discovered few errors or defects in our products, our products may contain undetected errors or defects. If there is a product failure, we may have to replace all affected products without being able to book revenue for such replacement units, or we may have to refund the purchase price for such units. Because of our recent introduction of Internet security products, we have little experience in gauging the risk of unexpected product failures or defects. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenue and claims against us. In the year ended December 31, 2000, refunds attributable to errors or defects in products amounted to less than 2% of total revenue for the period.

  If we do not retain our key employees and attract new employees, our ability to execute our business strategy will be impaired.

  We compete for employees in California's Silicon Valley area, one of the most difficult employer environments in the United States. Our future success will depend largely on the efforts and abilities of our current senior management and our ability to attract and retain additional key development, technical, operations, information systems, customer support and sales and marketing personnel. We do not have employment contracts with any of our key employees, and these employees may leave us at any time. Specifically, the services of Sreekanth Ravi, President and Chief Executive Officer, Sudhakar Ravi, Chief Technical Officer, and Michael Sheridan, Chief Operating Officer, would be difficult to replace. We do not maintain life insurance on any of our key personnel.

  If we are unable to meet our future capital requirements, our business will be harmed.

  We expect our cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

Industry Risks

 Our revenue growth is dependent on the continued growth of broadband access services, which are currently in early stages of development, and if such services are not widely adopted or we are unable to address the issues associated with the development of such services, our sales will be adversely affected.

  Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, DSL, Integrated Services Digital Network, or ISDN, Frame Relay and T-1. These broadband access services typically are more expensive in terms of required equipment and ongoing access charges than are Internet dial-up access services. Our business, prospects, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' access to broadband services is limited. Critical issues concerning use of broadband access services are unresolved and will likely affect the use of broadband access services. These issues include:

  .  security;

  .  reliability;

  .  bandwidth;

  .  congestion;

  .  cost;

  .  ease of access; and

  .  quality of service.

  Even if these issues are resolved, if the market for products that provide broadband access to the Internet fails to develop, or develops at a slower pace than we anticipate, our business, prospects, results of operations and financial condition would be materially adversely affected.

  The broadband access services market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, prospects, results of operations and financial condition.

  The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, prospects, results of operations and financial condition.

 If we are unable to compete successfully in the highly competitive market for internet security products and services, our business will fail.

  The market for Internet security products is world-wide and highly competitive, and we expect competition to intensify in the future. There are few substantial barriers to entry, and additional competition from existing competitors and new market entrants will likely develop in the future. Current and potential competitors in our markets include, but are not limited to the following, all of whom sell world-wide or have a presence in most of the major markets for such products:

  . enterprise firewall software vendors such as Check Point Software and Symantec Corporation;

  . network equipment manufacturers such as Cisco Systems, Lucent Technologies, Inc., Nortel Networks Corp., and Nokia Corp.;

  . encryption processing equipment manufacturers such as nCypher Corporation and Rainbow Technologies;

  .  computer or network component manufacturers such as Intel Corporation;

  . operating system software vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc.;

  . security appliance and PCI card suppliers such as WatchGuard Technologies, Inc.; and

  . low cost Internet router suppliers which may include limited Internet security functionality.

Most of our competitors to date have generally targeted large enterprises' security needs with firewall and SSL products that range in price from approximately $5,000 to more than $15,000, which may increase competitive pressure on some of our products, resulting in both lower prices and gross margins. Recently, some of our competitors have introduced products priced at less than $1,000. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.

 Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to successfully introduce new products and services.

  To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, broadband Internet access, application and networking software, computer and communications hardware, programming tools, computer language technology and other security threats. We may be unable to develop new products and services or achieve and maintain market acceptance of them once they have come to market. Product development for Internet security appliances requires substantial engineering time and testing. Releasing new products and services prematurely may result in quality problems, and delays may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

 Governmental regulations affecting internet security could affect our revenue.

  Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could decrease demand for our products and services.

  In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

  Recently, political attention has resulted in legislative efforts to make the Internet safe for children at schools and other educational institutions receiving federal assistance by linking the receipt of federal funds to the existence of content filtering and security software for such institutions' Internet connections. Some have questioned the constitutionality or other legality of such efforts. We believe that any government controls or attempts to regulate the Internet could have a material adverse effect on our business. For example, legislation requiring Internet security for schools receiving federal funds would encourage purchases of our SonicWALL products; a court ruling invalidating such legislation might reduce sales to these market segments.

Investment Risks

 Because they own approximately 38% of our stock, our officers, directors and their affiliates can significantly influence all matters requiring shareholder approval.

  As of December 31, 2000, our executive officers, directors, and entities affiliated with them, in the aggregate, beneficially owned approximately 38% of our outstanding common stock. These shareholders, if acting together, would be able to significantly influence all matters requiring shareholder approval, including the election of directors, mergers or other forms of business combinations.

 Our stock price may be volatile.

  The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

  .  Variations in quarterly operating results;

  .  Changes in financial estimates by securities analysts;

  . Changes in market valuations of technology and Internet infrastructure companies;

  . Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . Losses of major clients or failures to complete significant license transactions;

  .  Additions or departures of key personnel;

  .  Sales of common stock in the future; and

  . Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet-related companies.

 Our business may be adversely affected by class action litigation due to stock price volatility.

  In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

 Our charter and bylaw provisions limit the authority of our shareholders, and therefore minority shareholders may not be able to significantly influence Sonicwall's governance or affairs.

  Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  Our charter documents also limit the ability of shareholders to call special meetings and act by written consent and prohibit cumulative voting for directors. As a result, minority shareholder representation on the board of directors may be difficult to establish. The charter documents also limit the persons who may call special meetings of the shareholders, prohibit shareholder actions by written consent and establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. We intend that the forward-looking statements be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions, reflecting our expectations for future events or our future financial performance. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. These factors include, but are not limited to:

  .  our limited operating history;

  .  our limited ability to forecast quarterly operating results;

  . our announcements about the performance of our products and our competitors' announcements about performance of their products;

  .  obtaining and expanding market acceptance of the products we offer; and

  .  increasing competition.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

  All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

  The following table presents selected information, as of March 15, 2001, regarding the number of shares of common stock owned by the selling shareholders and as adjusted to give effect to the sales of the shares of common stock being sold in this offering. Because the selling shareholders are not obligated to sell the shares of common stock, and selling shareholders may also acquire publicly traded shares of our common stock, no estimate can be given as to the amount of shares each selling shareholder will beneficially own after this offering. For purposes of this table, we have assumed that after completion of the offering, no shares will be held by the selling stockholders. We may update or supplement this prospectus from time to time to update this information. These shares are being registered to permit public secondary trading of the shares and the selling shareholders may offer these shares for resale from time to time. For a discussion regarding their resale, please see "Plan of Distribution."

  The shares being offered by the selling shareholders were acquired from us in our acquisition of Ignyte Technology, Inc., pursuant to an Agreement and Plan of Merger and Reorganization signed on March 1, 2001, and amended on March 6, 2001. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling shareholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

  We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately negotiated transactions. We have agreed to keep such registration statement effective until March 6, 2002.

  The shares offered by this prospectus may be offered from time to time by the selling shareholder named below:

                                                               Shares Beneficially                  Shares Beneficially
                                                                 Owned Before the                     Owned After the
                                                                   Offering (1)                          Offering
                                                               -------------------     Shares       -------------------
      Name and Address of Selling Shareholders                 Number   Percent(2)     Offered      Number   Percent(2)
      ----------------------------------------                 -------------------     -------      -------------------
Juliana Aldous..............................................        176         *         176         0         --
 2526 204th Street SW, Lynwood, WA 98036

Maria Anthony...............................................      3,536         *       3,536         0         --
 450 N. Mathilda Ave. #T-104, Sunnyvale, CA 94086

Robert Greer................................................     97,301         *      97,301         0         --
 771 Century Dr., Campbell, CA 95008

Russ Greer (3)..............................................      7,957         *       3,536     4,421          *
 261 Aptos Beach Drive, Aptos, CA 95003-4638

IT Partnership 2000 (4).....................................    119,701         *       8,409         0         --
 Attn: Albert Tam
 1063 Morse Avenue #2, Sunnyvale, CA 94089

Derek Kwan (5)..............................................      8,841         *       7,073     1,768          *
 27960 Roble Blanco, Los Altos, CA 94022

Michelle Kwan...............................................      7,073         *       7,073         0         --
 27960 Roble Blanco, Los Altos, CA 94022

Shelley Kwan................................................    106,106         *     106,106         0         --
 27960 Roble Blanco, Los Altos, CA 94022

Stephen Kwan................................................     97,301         *      97,301         0         --
 27960 Roble Blanco, Los Altos, CA 94022

Ron Mertens and Letha Loboa.................................      3,536         *       3,536         0         --
 3339 SW Carolina Street, Portland, OR 97201

Morrison & Foerster, LLP....................................      1,418         *       1,418         0         --
 Attn: Paul "Chip" L. Lion

                                                               Shares Beneficially                  Shares Beneficially
                                                                 Owned Before the                     Owned After the
                                                                   Offering (1)                          Offering
                                                               -------------------     Shares       -------------------
      Name and Address of Selling Shareholders                 Number   Percent(2)     Offered      Number   Percent(2)
      ----------------------------------------                 -------------------     -------      -------------------

 755 Page Mill Road, Palo Alto, CA 94304-1018

Patrick and Bette Ng as Trustees of the Ng Living Trust DTD
 12-21-1987 as Amended and Restated 2/16/94 (4).............    119,701         *       111,292         0         --
 Attn: Patrick Ng
 895 Kifer Road, Sunnyvale, CA 94086

Martin Pierce and Jocelyn Pierce............................        176         *           176         0         --
 1915 Tamarind Ave., Los Angeles, CA 90068

David Polefka and Vistara Parham............................      3,536         *         3,536         0         --
 32 Redpoll Lane, Sheridan, WY 82801

Rama Polefka................................................     93,411         *        93,411         0         --
 1015 Fremont Street, Menlo Park, CA 94025

Shiva Polefka...............................................      3,536         *         3,536         0         --
 105 Eden Street, Bar Harbor, ME 04609

Jeffrey Stark...............................................     97,301         *        97,301         0         --
 271 Everett Ave. #4, Palo Alto, CA 94301

Richard Stark...............................................      3,536         *         3,536         0         --
 455 Lambert Ave., Palo Alto, CA 94306

Robin Stark.................................................      3,536         *         3,536         0         --
 1405 Villa Real, Gilroy, CA 95020

_______________
 *   Represents less than 1%.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon the exercise of an option or warrant, within sixty days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

(2) Based on 62,791,656 shares of common stock outstanding as of March 15, 2001.

(3) Includes 4,421 shares of common stock issuable upon exercise of immediately exercisable options.

(4) Includes 8,409 shares of common stock owned directly by IT Partnership 2000 and 111,292 shares of common stock owned directly by Patrick and Bette Ng as Trustees of the Ng Living Trust DTD 12-21-1987 as Amended and Restated 2/16/94.

(5) Includes 1,768 shares of common stock issuable upon exercise of immediately exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue up to 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. You should carefully read our articles of incorporation, which are incorporated by reference herein.

Common Stock

  As of March 15, 2001 there were 62,791,656 shares of common stock outstanding, held of record by approximately 164 shareholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If SonicWALL is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

  Under our articles of incorporation, the board of directors has the authority, without further action by the shareholders, to issue authorized but unissued shares of preferred stock in one or more series and to fix the price, rights, privileges, preferences and restrictions of that preferred stock, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could decrease the amount of earnings and assets available for distribution to common stock holders and could delay or prevent a change in control of SonicWALL or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. The board of directors does not currently intend to seek shareholder approval prior to any issuance of preferred stock, unless required to do so by law. We have no current plans to issue any preferred stock.

Anti-takeover Provisions

  Some provisions of our charter documents may have the effect of delaying, deterring or preventing changes in control or management of SonicWALL, including changes a shareholder might consider to be favorable. This could have an adverse affect on the market price of our common stock. These provisions include:

  .  authorizing the board to issue additional preferred stock;

  .  prohibiting cumulative voting in the election of directors;

  .  limiting the persons who may call special meetings of shareholders;

  .  prohibiting shareholder actions by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

Preferred Stock

  Our charter documents grant the board of directors broad power to establish the rights and preferences of the authorized but unissued preferred stock. Preferred stock could be issued with terms that delay, deter or prevent a change of control or management.

No Cumulative Voting for Directors

  Our charter documents prohibit cumulative voting for directors. This may limit or eliminate the power of minority shareholders to influence the composition of our board of directors.

No Shareholder Action by Written Consent

  Our charter documents provide that an action requiring or permitted to be taken at any annual or special meeting of shareholders may only be taken at a duly called annual or special meeting of our shareholders. This provision prevents shareholders from initiating or effecting any such action by written consent.

Notice Requirements

  Our charter documents establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including relating to the nomination of candidates for election as directors, the removal of directors and amendments to our articles of incorporation or bylaws. These procedures provide that notice of these proposals must be given in writing, no later than 60 days prior to the meeting to our Secretary and must contain certain information specified in our charter documents.

  Our stock option plans and stock purchase plan generally provide for assumption of our benefit plans or substitution of equivalent options of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the options, including those for non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

  These charter provisions may have the effect of delaying, deterring or preventing a change of control of SonicWALL.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is Boston Equiserve, N.A.

Nasdaq National Market Listing

  Our common stock is quoted on the Nasdaq National Market under the symbol
SNWL.

                              PLAN OF DISTRIBUTION

  The shares offered hereby may be sold by the selling shareholders at various times in one or more of the following transactions:

  .  in the over-the-counter market;

  .  on The Nasdaq National Market;

  .  in privately negotiated transactions; or

  .  in a combination of any of the above transactions.

  The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

  All net proceeds from the sale of SonicWALL common stock under this prospectus will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares from the selling shareholders.

  For the purposes of this prospectus, the term "selling shareholders" shall include donees, pledgees and other assignees selling shares received from a selling shareholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for SonicWALL by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The audited financial statements of Phobos Corporation as of December 31, 1999 and 1998 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act:

  1. Annual Report on Form 10-K for the year ended December 31, 2000, filed on February 28, 2001; and

  2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, filed on May 15, 2001; and

  3. Current Report on Form 8-K, filed on November 27, 2000, as amended by the Current Report on Form 8-K/A, filed on January 26, 2001; and

  4.  Current Report on Form 8-K, filed on April 30, 2001.

  You may request a copy of these filings, at no cost, by calling us at (408) 745-9600 or by writing to us at the following address:

                                SonicWALL, Inc.
                              1160 Bordeaux Drive
                              Sunnyvale, CA 94089
                         Attn: Chief Financial Officer

================================================================================

  This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                                 651,789 Shares

                                    [LOGO]

                                  Common Stock

                             --------------------

                             ______________, 2001


                             --------------------

  Until _____, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

  Securities and Exchange Commission Registration Fee...................................................     $  2,716
  Legal Fees and Expenses...............................................................................     $150,000
  Accounting Fees and Expenses..........................................................................     $100,000
  Miscellaneous.........................................................................................     $ 60,284
                                                                                                             --------
     Total..............................................................................................     $313,000
                                                                                                             ========

Item 15.   Indemnification of Officers and Directors.

  Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Article V of the Registrant's Amended and Restated Articles of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the California General Corporation Law, and Article VI of the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

Item 16.    Exhibits.

  The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

  (a) Exhibits


 Exhibit
 Number       Description
 -------      -----------
 2.1*         Agreement and Plan of Merger and Reorganization, dated as of
               October 16, 2000, among SonicWALL, Inc., a California
               corporation, Pluto Acquisition Corp., a Utah corporation and wholly-owned subsidiary of SonicWALL, Inc., Phobos Corporation, a
               Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

 2.2**        Amendment to Agreement and Plan of Merger and Reorganization,
               dated as of November 6, 2000, by and among SonicWALL, Inc., a
               California corporation, Pluto Acquisition Corporation, a Utah corporation and wholly-owed subsidiary of SonicWALL, Inc., Phobos
               Corporation, a Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

 2.3          Agreement and Plan of Merger and Reorganization, dated March 1,
               2001, among SonicWALL, Inc., a California corporation, Ignyte
               Technology, Inc., a California corporation, ITI Acquisition
               Corporation, a California corporation, and Jeff Stark as Shareholders' Representative.


2.4           Amendment No. 1 to the Agreement and Plan of Merger and
               Reorganization by and among SonicWALL, Inc., a California corporation, Ignyte Technology, Inc., a California corporation,
               ITI Acquisition Corporation, a California corporation, and Jeff
               Stark as Shareholders' Representative, dated as of March 6, 2001.

5.1           Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP.

23.1          Consent of PricewaterhouseCoopers LLP, Independent Public
               Accountants

23.2          Consent of Arthur Andersen LLP, Independent Public Accountants

23.3          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1          Power of Attorney (reference is made to the signature page of this
               Registrant Statement).

______________
  * Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

 ** Incorporated by reference from exhibit 2.2 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

Item 17.   Undertakings.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 17th day of May 2001.

                                        SONICWALL, Inc.


                                        By:       /s/ Sreekanth Ravi
                                           ------------------------------------
                                                      Sreekanth Ravi
                                          President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                          Title                                        Date
               ---------                                          -----                                        ----
/s/ Sreekanth Ravi                        President, Chief Executive Officer and Director                  May 17, 2001
---------------------------               (Principal Executive Officer)
    Sreekanth Ravi


/s/ Sudhakar Ravi                         Chief Technical Officer and Director                             May 17, 2001
---------------------------
    Sudhakar Ravi


/s/ Charles Kissner                       Director                                                         May 17, 2001
---------------------------
    Charles Kissner


/s/ Robert M. Williams                    Director                                                         May 17, 2001
---------------------------
    Robert M. Williams


/s/ David Shrigley                        Director                                                         May 17, 2001
---------------------------
    David Shrigley


/s/ Michael J. Sheridan                   Chief Operating Officer and Secretary, interim Chief             May 17, 2001
---------------------------               Financial Officer (Principal Financial and Accounting
    Michael J. Sheridan                   Officer)


/s/ Ronald Heinz                          Sr. Vice President of Worldwide Sales and Director               May 17, 2001
---------------------------
    Ronald Heinz


/s/ Cary Thompson                         Director                                                         May 17, 2001
---------------------------
    Cary Thompson

                                 EXHIBIT INDEX

 Exhibit
 Number       Description
 -------      -----------
 2.1*         Agreement and Plan of Merger and Reorganization, dated as of
               October 16, 2000, among SonicWALL, Inc., a California
               corporation, Pluto Acquisition Corp., a Utah corporation and wholly-owned subsidiary of SonicWALL, Inc., Phobos Corporation, a
               Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

 2.2**        Amendment to Agreement and Plan of Merger and Reorganization,
               dated as of November 6, 2000, by and among SonicWALL, Inc., a
               California corporation, Pluto Acquisition Corporation, a Utah corporation and wholly-owed subsidiary of SonicWALL, Inc., Phobos
               Corporation, a Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

 2.3          Agreement and Plan of Merger and Reorganization, dated March 1,
               2001, among SonicWALL, Inc., a California corporation, Ignyte
               Technology, Inc., a California corporation, ITI Acquisition
               Corporation, a California corporation, and Jeff Stark as Shareholders' Representative.

 2.4          Amendment No. 1 to the Agreement and Plan of Merger and
               Reorganization by and among SonicWALL, Inc., a California corporation, Ignyte Technology, Inc., a California corporation,
               ITI Acquisition Corporation, a California corporation, and Jeff
               Stark as Shareholders' Representative, dated as of March 6, 2001.

 5.1          Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP.

23.1          Consent of PricewaterhouseCoopers LLP, Independent Public
               Accountants

23.2          Consent of Arthur Andersen LLP, Independent Public
               Accountants


23.3          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1          Power of Attorney (reference is made to the signature page of this
               Registrant Statement).

______________
  * Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

 ** Incorporated by reference from exhibit 2.2 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.